EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements of Lund International Holdings, Inc. on Form S-8 (File Nos. 33-78140, 333-46263, 33-64083 and 33-37160) of our report dated March 3, 2000 on our audits of the consolidated financial statements of Lund International Holdings, Inc. as of December 31, 1999 and 1998 and for the years ended December 31, 1999 and 1998, the six months ended December 31, 1997 and for the year ended June 30, 1997, included in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule which is included in this Form 10-K.


/s/ PRICEWATERHOUSECOOPERS LLP
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PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota
March 28, 2000